Energy XXI Prices $271 Million in Concurrent Offerings of
Common Stock and 7.25% Convertible Perpetual Preferred Stock

HOUSTON – Dec. 9, 2009 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) today announced the pricing of its previously announced concurrent offerings of $171 million (90 million shares) of its common stock and $100 million (1 million shares) of 7.25% convertible perpetual preferred stock.  The company has also granted the underwriters a 30-day option to purchase up to 13.5 million additional shares of its common stock and 100,000 additional shares of its convertible preferred stock to cover over-allotments, if any.  Both offerings are expected to settle and close on Dec. 14, 2009, each subject to customary closing conditions.

The common stock offering was priced at $1.90 per share. The company estimates that the net proceeds from the common stock offering will be approximately $162 million, after deducting underwriting commissions, but before expenses (or approximately $186.3 million, if the underwriters exercise their over-allotment option to purchase additional shares of common stock in full).  The convertible preferred stock offering was priced at $100 per share.  The company estimates that the net proceeds from the convertible preferred stock offering will be approximately $97 million, after deducting underwriting commissions, but before expenses (or approximately $106.7 million, if the underwriters exercise their over-allotment option to purchase additional shares of convertible preferred stock in full).  As previously announced, the company will use the net proceeds from these offerings to fund its acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd.

UBS Investment Bank and Credit Suisse Securities (USA) LLC are serving as joint book-running managers for the offerings. The offerings are being made only by means of a prospectus and related prospectus supplements, copies of which may be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, 888-827-7275 and Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 800-221-1037. An electronic copy of each of the prospectus supplements is available from the Securities and Exchange Commission’s website at www.sec.gov.

The shares of common stock and convertible preferred stock are being offered pursuant to an effective shelf registration statement that the company previously filed with the U.S. Securities and Exchange Commission. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the common stock and convertible preferred stock and the expected use of proceeds from both proposed offerings.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements.  The company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.

Enquiries of the Company

Energy XXI (Bermuda) Limited	Collins Stewart Europe Limited
Stewart Lawrence	Nominated Adviser and Joint UK Broker
Vice President, Investor Relations and	Piers Coombs, Stewart Wallace
Communications	44 (0) 20 7523 8350
713-351-3006	pcoombs@collinsstewart.com
slawrence@energyxxi.com